Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC./ BANK OF

CLARKE COUNTY PRESIDENT ANNOUNCES

RETIREMENT

Contact: John E Hudson, SVP/MKTG DIR                540.955.2510                jhudson@bankofclarke.com

BERRYVILLE, Va., January 17, 2019: Eagle Financial Services, Inc. (EFSI), the “Company”, announced today that President and CEO John R. Milleson plans to retire mid-year 2019, subject to the successful completion of a search process and transition to his successor.

Mr. Milleson was named President and CEO in 1999, succeeding Lewis M. Ewing and becoming only the 8th president in the Company’s 139-year history. He also served as a member of the board of both Bank of Clarke County and Eagle Financial Services, Inc., the holding company of Bank of Clarke.

Board chair Tom Gilpin stated that “Johnny Milleson’s performance over the past 20 years as president has been exemplary. The Company will miss his leadership. I am confident that we will identify and hire a new chief executive to continue the success of this outstanding organization.”

Mr. Milleson stated that “It has been a great 20 years as President and CEO. I have appreciated the opportunity to lead this Company but am looking forward to more leisure time. I started with Bank of Clarke in 1984 and still hold this Company in the highest regard as a strong, independent community bank with deep roots and exceptional bankers, board members and shareholders. I look forward to working with the new chief executive officer to ensure a smooth transition.”

During Mr. Milleson’s service as President and CEO, the Company grew its assets from $153 million to nearly $800 million. The Company also expanded its branch network to a current thirteen locations in Clarke, Frederick and Loudoun Counties and the City of Winchester.

In addition to his duties as the top executive, Mr. Milleson is a former Chairman of the Virginia Bankers Association and is a member of the American Bankers Association Government Relations Committee. He is a past president of the Clarke County Lion’s Club and is currently a trustee at Grace Episcopal Church and chair of the Clarke County Economic Development Advisory Committee.

Consistent with its management succession plan, the board of directors is leading the succession planning process and has formed a search committee and retained the services of Korn Ferry, an executive search firm. Their plan is to make this transition a smooth one and are proactively managing the transition process. Inquiries are being directed to Korn Ferry.